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                                                                          EX-4.1



                                  Amendment to
                        The Harrah's Entertainment, Inc.
                             1990 Stock Option Plan



          Harrah's Entertainment, Inc. (the "Company") hereby adopts this Amendment to the Harrah's Entertainment, Inc. 1990 Stock Option Plan (the "Plan"), subject to stockholder approval, which approval is expected to occur on April 27, 2000:


          The following language is added at the end of Section D.2 of the Plan:

          "Effective February 23, 2000, the number of authorized common shares that may be issued pursuant to the options and stock appreciation rights granted by the Committee under the Plan is increased by an additional 1,800,000 shares. No options or stock appreciation rights may be granted under this Plan with respect to such 1,800,000 shares after February 28, 2008, and options utilizing these shares will be subject to the same repricing restrictions contained in the provisions of the first sentence of Section B.3 of the Plan that apply to the 3,500,000 shares authorized by the Plan Amendment dated February 26, 1998";

          This Amendment was duly approved by the Human Resources Committee of the Board of Directors on February 23, 2000.


                                  By:  /s/  STEPHEN H. BRAMMELL
                                       -----------------------------------------
                                       Stephen H. Brammell
                                       Secretary of Harrah's Entertainment, Inc.



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